August 13, 2021

CoJax Oil and Gas Corporation

3033 Wilson Boulevard, Suite E-605

Arlington, Virginia 22201

Re: CoJax Oil and Gas Corporation

Registration Statement on Form S-1 (File No. 333-257331)

Gentlemen:

We have acted as counsel to CoJax Oil and Gas Corporation, a Virginia corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (File No. 333-257331), under the Securities Act of 1933, as amended (the “Securities Act”), initially filed by the Company with the Securities and Exchange Commission (the “SEC”) on June 24, 2021, as thereafter amended (the “Registration Statement”). The Registration Statement relates to the proposed resale from time to time of 1,296,250 shares of common stock, par value $0.01 per share (the “Shares”) offered for sale by the selling stockholders identified in the Registration Statement.

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies of (i) the Amended and Restated Articles of Incorporation of the Company and By-laws, each as amended to date, (ii) resolutions of the Board of Directors of the Company; (iii) the Registration Statement and the exhibits thereto; and (iv) such corporate records of the Company, certificates of public officials, certificates of officers of the Company and other documents, agreements and instruments, as we have deemed necessary as to matters of fact and have made such examinations of laws as we have deemed relevant as a basis for the opinions herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized, validly issued, fully paid and non-assessable.

We are attorneys admitted to practice in New York. We are familiar with the applicable provisions of the Virginia Stock Corporation Act and reported judicial decisions interpreting those laws, and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Virginia corporation. This opinion letter is opining upon and is limited to the current federal securities laws of the United States of America and the Virginia Stock Corporation Act, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

August 10, 2021

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

 Very truly yours,

/s/ The Crone Law Group, P.C.

THE CRONE LAW GROUP, P.C.